Exhibit 99.1

Community Bankers Trust Corporation Announces

Location Change for 2020 Annual Meeting of Shareholders

May 1, 2020 (Richmond, Virginia) – Community Bankers Trust Corporation (NASDAQ: ESXB), the holding company for Essex Bank, announced today a change in the location of its Annual Meeting of Shareholders to be held on Friday, May 15, 2020, at 11:00 a.m. Eastern Time, due to the public health impact of the coronavirus pandemic. The Annual Meeting will be held in a virtual format only, through the internet. Shareholders will not be able to attend the Annual Meeting in person. The date and time of the Annual Meeting remain unchanged.

Shareholders will be able to access the Annual Meeting through the internet at https://web.lumiagm.com/255067505, with a meeting code of “CBTC2020”. Additional information regarding participation in the virtual meeting is included in the Notice of Change of Location of Annual Meeting of Shareholders, which is available on the Company’s website at www.cbtrustcorp.com.

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About Community Bankers Trust Corporation and Essex Bank

Community Bankers Trust Corporation is the holding company for Essex Bank, a Virginia state bank with 24 full-service offices, 18 of which are in Virginia and six of which are in Maryland. The Bank also operates two loan production offices.

Additional information on the Bank is available on the Bank’s website at www.essexbank.com. For information on Community Bankers Trust Corporation, please visit its website at www.cbtrustcorp.com.

Contact: John M. Oakey, III
Community Bankers Trust Corporation
804-934-9999